Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-222201) pertaining to the Long Term Incentive Plan of Newmark Group, Inc. of our report dated March 20, 2018, with respect to the consolidated financial statements of Newmark Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ ERNST & YOUNG LLP

New York, New York

March 20, 2018